Exhibit (a)(5)(lxxxii)

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501

Air Products Extends Tender Offer to Acquire Airgas

LEHIGH VALLEY, Pa. (February 3, 2011) – Air Products (NYSE: APD) today announced that it has extended the expiration date of its tender offer for all outstanding common shares of Airgas, Inc. (NYSE: ARG) for $70.00 per share in cash. The offer and withdrawal rights are now scheduled to expire at 12:00 midnight New York City time on February 15, 2011, unless further extended. The tender offer was previously scheduled to expire on February 4, 2011.

As of the close of business on February 2, 2011, approximately 7,104,590  shares of Airgas common stock had been validly tendered into and not withdrawn from the offer.

Airgas’ stockholders may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at 212-929-5500 or toll-free at 800-322-2885. Additional information about the transaction, including the offering documents, is also available at www.airproducts.com/airgasoffer.

Air Products’ financial advisors are J. P. Morgan Securities LLC and Perella Weinberg Partners, its legal advisors are Cravath, Swaine & Moore LLP and Arnold & Porter, and its information agent is MacKenzie Partners, Inc.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2010, Air Products had revenues of $9 billion, operations in over 40 countries, and 18,300 employees around the globe. For more information, visit www.airproducts.com.

ADDITIONAL INFORMATION
On February 11, 2010, Air Products Distribution, Inc. (“Purchaser”), a wholly owned subsidiary of Air Products and Chemicals, Inc. (“Air Products”), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. (“Airgas”) not already owned by Air Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of February 11, 2010 (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the cash tender offer is $70 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The offer is scheduled to expire at midnight, New York City time, on Tuesday, February 15, 2011, unless further amended in the manner set forth in the Schedule TO.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Air Products with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2010. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE

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AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

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Media Inquiries:
                (Air Products)
                Betsy Klebe, tel: (610) 481-4697; e-mail: klebeel@airproducts.com.

(Sard Verbinnen & Co)
George Sard/David Reno, tel: (212) 687-8080.

Investor Inquiries:
(Air Products)
Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

(MacKenzie Partners)
                Larry Dennedy/Charlie Koons, tel: (212) 929-5239; (212) 929-5708.